Exhibit 99.5

Agilysys, Inc.

Questions and Answers Regarding Divestiture of TSG

May 31, 2011

I.	Transaction Details/Rationale

1.	Why did Agilysys choose to monetize the value of TSG and why now?

Following a comprehensive strategic review by our Board of Directors, with the assistance of our financial advisors, we determined it was in the best interest of our shareholders to monetize the value of TSG and operate a more focused and higher-margin business. We believe we have found a strong buyer for TSG that will further enhance its ability to thrive in a rapidly changing marketplace.

2.	What are the terms of the deal?

The purchase price is $64 million in cash, subject to a working capital adjustment to be determined as of close. Pending shareholder approval, the transaction is expected to close in the fiscal 2012 second quarter, which ends September 30, 2011.

3.	What can you tell us about the buyer?

OnX Enterprise Solutions Ltd. (www.onx.com) is a leading IT solutions provider focused on designing and delivering mission-critical data center solutions. Based in Toronto, Canada, and with offices in the United States and Europe, OnX is executing a strategy that is very similar to TSG’s. This combination will expand TSG’s market reach, and we expect this transaction to further enhance TSG’s ability to thrive in a rapidly changing marketplace.

4.	Will Agilysys have a minority position and/or any ongoing relationship with TSG or OnX after the sale is completed?

Agilysys will not have any ownership interest in TSG nor OnX. Under the agreement, Agilysys will provide certain IT and back-office transition services to OnX for up to six months during the integration of the two businesses.

5.	What will the proceeds be and how will they be utilized?

The purchase price is $64 million in cash, and is subject to a working capital adjustment to be determined as of close. We do not expect to pay income taxes related to the transaction.

Following the divestiture, Agilysys will have in excess of $120 million in cash on hand. Our priorities for the use of cash will be to fund working capital needs, make select investments to further our growth in the higher-margin hospitality and retail solutions business, and return excess cash to shareholders as prudently as possible.

6.	Who was the Company’s financial advisor?

BofA Merrill Lynch assisted the Board with its thorough review of all strategic alternatives available to drive shareholder value creation. They also provided a fairness opinion on the proposed transaction.

7.	Who did the Company use as legal counsel?

Jones Day is providing legal counsel to the Company on the transaction.

II.	Regulatory and Closing Conditions

8.	What is the timetable for the TSG transaction to close?

Pending shareholder approval, the transaction is expected to close in our fiscal 2012 second quarter, which ends September 30, 2011.

9.	What approvals are required?

No approvals other than shareholder approval are required.

10.	Why does the transaction require Agilysys shareholder approval?

The transaction requires the approval of two-thirds of Agilysys’ shareholders. Ohio law (the state where Agilysys is incorporated) requires us to obtain approval from shareholders for the sale of “all or substantially all” of our assets. While the statute does not define “all or substantially all” and, although we will be retaining ongoing businesses and assets after the proposed sale, various interpretations of the statute as applied to this transaction indicate that shareholder approval is required. The TSG business currently represents approximately 70% of the Company’s total revenues. Regulations require the transaction to be approved by holders of two-thirds of our outstanding shares.

11.	What type of shareholder vote is required?

Approval by the holders of two-thirds of the Company’s outstanding shares is required for completion of this transaction.

12.	Is a special shareholder meeting required?

Yes, a special meeting will take place at a date and time yet to be determined.

13.	When will proxies be mailed? When will the vote be finalized?

In connection with the proposed transaction, the Company expects to file a proxy statement as soon as practicable with the SEC and mail proxy materials to shareholders as soon as the proxy is approved. Investors are urged to read the proxy statement when it becomes available because it will contain important information about the proposed transaction and the Company. We expect the vote to be finalized in the fiscal second quarter.

III.	Going Forward

14.	What is the growth and shareholder value creation strategy for Agilysys going forward?

The remaining business will be a leading developer and marketer of proprietary enterprise software, services and solutions focused on the hospitality and retail industries. We believe that the Agilysys hospitality and retail businesses each possess unique market positions, intellectual property and skilled employees that will enable growth in existing and new customer accounts.

We will create shareholder value through our focused hospitality and retail business by improving the operating and financial performance of the businesses and making select investments that enhance our core offerings.

15.	What are the market trends in retail and hospitality that Agilysys is best positioned to leverage?

Businesses in retail and hospitality are increasingly turning to technology solutions to improve their customers’ experience as well as manage inventory and run their operations more efficiently. Agilysys offers highly competitive and innovative solutions that satisfy the consumer’s growing desire for convenience and add value to our customers’ operations. Examples include Guest 360™ – Agilysys’ leading-edge property management system – and RSG’s mobile point-of-sale system, both of which have seen excellent growth in recent months. These capabilities position Agilysys well to take advantage of growth opportunities in areas such as retail stores, food-service management, chain hotels, stadiums and arenas and cruise lines.

16.	How will the divestiture make Agilysys more attractive to the investment community?

Our first priority from an investor perspective is to create value through higher profitability and more consistent financial performance, by operating a more focused business that fundamentally derives value from intellectual property and marquee customers. With a heightened focus on delivering improved financial results and strong discipline around capital allocation, we believe investors will find this an intriguing and attractive investable story. We also believe that a focused business model will be more easily understood by a broader group of investors due to improved visibility between end market opportunities and financial performance.

17.	Will Agilysys keep its name and remain a public company?

Agilysys will retain its name and will remain a publicly listed NASDAQ company.

18.	Will Agilysys be in a position to pursue additional acquisitions?

Following the transaction, we will have significant financial flexibility enabling us to pursue select business investments that could provide additional software functionality and an increased presence in international markets, provided the return on invested capital is attractive.

19.	What is the expected financial profile of the remaining business following the transaction?

In fiscal year 2011, the continuing core businesses of Agilysys produced more than $200 million in revenue and achieved gross margins of approximately 38%. The continuing business plan includes an initiative to more closely align the operating expenses of the business with the specific requirements of the business units. Although we are not sharing specific targets at this time, we anticipate the business will substantially reduce its operating expenses over the 12 months following the close of the sale of TSG.

20.	How will this transaction affect cash on hand and the balance sheet?

Following the transaction, Agilysys will have in excess of $120 million in cash on hand and will be debt-free.

21.	Will MAK Capital be voting in favor of the sale of TSG?

MAK Capital will be voting in favor of the transaction with OnX.

22.	What percentage of shares not affiliated with MAK Capital will have to be voted in favor of the sale in order for it to be approved?

Approximately 58% of shares not affiliated with MAK Capital will need to be voted in favor of the sale for approval.

IV.	Leadership

23.	What does “Interim” CEO mean? When will Agilysys have a permanent CEO? What does this imply about the future of the Company?

By appointing an interim CEO, the Board has some time to evaluate the necessary and most appropriate qualifications for the future CEO while rapidly moving the business through the transition resulting from this transaction. At this time, the Board has determined that Dennedy is the right person to lead the Company through this transition. As the transition of the business nears completion, the Board will re-evaluate the leadership needs that most directly align with the Company’s significant future prospects.

24.	Why is Dennedy taking on this role?

It was both a Board decision and a personal decision for Dennedy to take on this role. Leading a business in transition is a role he is familiar with and one that he has proven he can successfully navigate for the benefit of the business and shareholders. Dennedy sees significant opportunities to capture value for shareholders through development and implementation of tighter and more focused plans for the businesses. He understands the current interim nature of the role, as it is defined, and looks forward to working with the Board to specify the needs for the future CEO role. He intends to compete for that role, provided it is consistent with his skills, that he believes he can continue to add value, and that it is consistent with his professional career objectives.

V.	Strategic Focus

25.	Is Agilysys going to sell all or part of the remaining business?

The Board regularly evaluates alternatives to increase shareholder value through strategic transactions versus executing against the operating plans of the business. That said, the press release and this Q&A piece reflect the Board’s collective and united view that the Company’s transition to a more focused and efficient business model is the current, best available option to enhance shareholder value.

Additional Information

In connection with the proposed transaction, the Company will file a proxy statement with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE COMPANY. You will be able to obtain the proxy statement, as well as other filings containing information about the Company, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by the Company with the SEC can also be obtained, free of charge, by directing a request to Agilysys Inc., 28925 Fountain Parkway, Solon, Ohio, 44139, Attention: Treasurer.

Participants in the Solicitation

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the special meeting of shareholders that will be held to consider the proposed transaction. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s Annual Meeting of shareholders, which was filed with the SEC on June 25, 2010. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed transaction, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed transaction, when filed with the SEC.

Forward-Looking Language

This document contains certain management expectations, which may constitute forward-looking information within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934, and the Private Securities Reform Act of 1995. Forward-looking information speaks only as to the date of this document and may be identified by use of words such as “may,” “will,” “believes,” “anticipates,” “plans,” “expects,” “estimates,” “projects,” “targets,” “forecasts,” “continues,” “seeks,” or the negative of those terms or similar expressions. Many important factors could cause actual results to be materially different from those in forward-looking information including, without limitation, competitive factors, disruption of supplies, changes in market conditions, pending or future claims or litigation, or technology advances. No assurances can be provided as to the outcome of cost reductions, expected benefits and outcomes from our recent ERP implementation, business strategies, future financial results, unanticipated downturns to our relationships with customers and macroeconomic demand for IT products and services, unanticipated difficulties integrating acquisitions, new laws and government regulations, interest rate changes, consequences related to the concentrated ownership of our outstanding shares by MAK Capital, unanticipated deterioration in economic and financial conditions in the United States and around the world or the consequences, and uncertainties associated with the proposed sale of the Company’s TSG business to OnX Enterprise Solutions, including uncertainties related to the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction and the ability to complete the transaction. The Company does not undertake to update or revise any forward-looking information even if events make it clear that any projected results, actions, or impact, express or implied, will not be realized.

Other potential risks and uncertainties that may cause actual results to be materially different from those in forward-looking information are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC), under Item 1A, “Risk Factors.” Copies are available from the SEC or the Agilysys website.